[JAY ALIX & ASSOCIATES LETTERHEAD]


March 16, 2000



Messrs. David E. Thomas, Jr.
  and Grover C. Wrenn
Members of the Board of Directors
Safety-Kleen Corp.
1301 Gervais Street

Columbia, SC 29201

Re:  Crisis Management and Interim Executive Leadership

Dear Messrs. Thomas and Wrenn:

This letter outlines the understanding between Jay Alix & Associates, a Michigan corporation ("JA&A") and Safety-Kleen Corp. (the "Company") of the objective, tasks, work product and fees for the engagement of JA&A to provide crisis management and interim executive leadership to the Company.

                                    OBJECTIVE

To provide services to the Company customarily provided by an interim Chief Financial Official of the Company and to assist management in stabilization of the Company, as well as in the development of an operating and business plan and development and proposal of a turnaround plan that maximizes value for the
Company's stakeholders, and to assist in the exploration of strategic alternatives on behalf of the Company to maximize its value.

                                      TASKS

o Assume the position of the Company's interim Chief Financial Officer ("CFO")

o Assist in the assessment of the current financial position of the Company.

o Meet with Company management to review their assessment of the current situation and evaluate their input for the Company's turnaround.

o Assist in the development of intermediate and long-term operating plans.

o Meet with lenders and other outside parties as may be required from time to time.


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Safety-Kleen Corp.
March 16, 2000
Page 2


o Develop and lead employee teams that will be focused on integration of mergers, rationalization of product lines, reduction of overhead spending, realizing supply chain economies and maintaining and enhancing customer relationships.

o Work with the Company's various outside auditors in their review of prior financial statements and adjustments that may be required to them. Also work with this group to make required filings of reports required by the New York Stock Exchange and the Securities and Exchange Commission.

o Meet regularly with and report to the Company's acting CEO and attend all meetings of the Board of Directors.

o Perform such other tasks as may normally be associated with the CFO position or as may be mutually agreed upon.

                                  WORK PRODUCT

Our work product will be in the form of:

o    Information to be discussed with you and others, as you may direct.

o Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

                                    STAFFING

Jack McGregor will become the Company's Interim CFO and will be the principal responsibly for the overall engagement. Jim Bonsall, who has previous operating experience and provided consulting services to this industry, will advise him with respect to transportation, recovery and disposal services for hazardous and solid wastes. Al Koch will provide oversight advice and be available to consult with senior management. They will be assisted by a staff of consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us.


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Safety-Kleen Corp.
March 16, 2000
Page 3


                            TIMING, FEES AND EXPENSES

We will commence this engagement immediately upon receipt of a signed engagement letter and retainer.

Hourly Fees. This engagement will be staffed with professionals at various levels, as the tasks require. For purposes of semi-monthly billing, our fees will be based on the hours charged at our hourly rates, which are:

                   Principals                           $465 to $575

                   Senior Associates                    $360 to $495

                   Associates                           $265 to $375

                   Accountants and Consultants          $190 to $290

We review and revise our hourly billing rates effective January 1 of each year The foregoing rates will not be changed prior to January 1, 2001.

Out-of-pocket Cash Expenses. In addition to the fees set forth above, the Company shall pay directly or reimburse JA&A upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.

Contingent Success Fees. In addition to hourly fees, the Company agrees that JA&A is expected to materially assist in helping to restructure the operations and capital structure of the Company and that in so doing, it will significantly add to the Company's value for its stakeholders. Accordingly, the Company agrees that it will pay JA&A one of the following contingent success fees:

(1) A plan confirmation bonus in the amount of $2 million if the Company obtains confirmation of its Plan of Reorganization under the U.S. Bankruptcy Code within three months after the filing of a Chapter 11 proceeding.

(2) A plan confirmation bonus in the amount of $1.5 million if the Company obtains confirmation of its Plan of Reorganization under the U.S. Bankruptcy Code within 6 months after the filing of a Chapter 11 proceeding.


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Safety-Kleen Corp.
March 16, 2000
Page 4



(3) A plan confirmation bonus of $1 million if the Company obtains confirmation of its Plan of Reorganization under the U.S. Bankruptcy Code within twelve months of its Chapter 11 filing. The plan confirmation bonus will be decreased by $100,000 per month for each month that the confirmation of the Plan of Reorganization exceeds twelve months following the initial filing until the bonus has been reduced to $500,000, after which it shall not be further reduced.

(4) The Company agrees to pay a bonus of $1 million in the event that a substantial portion of the business is sold pursuant to Section 363 of the U.S. Bankruptcy Code and such sale is followed by a conversion to a Chapter 7 proceeding.

     The amounts payable above shall be reduced by any termination fee payable pursuant to the Termination and Survival provisions of this agreement.

Retainer. We will require a retainer of $150,000 to be applied against the time charges, excluding expenses, specific to the engagement. We will submit semi-monthly invoices for services rendered and expenses incurred as described above, and we will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed upon amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

                           RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. The employees of JA&A are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company also agrees not to solicit, recruit or hire any employees or agents of JA&A for a period of two years subsequent to the completion and/or termination of this agreement.


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Safety-Kleen Corp.
March 16, 2000
Page 5


                                 CONFIDENTIALITY

JA&A agrees to keep confidential all information obtained from the Company JA&A agrees that neither it nor its directors, officers, principals, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JA&A may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, JA&A will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source of object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all advice (written or oral) given by JA&A to the Company in connection with JA&A's engagement is intended solely for the benefit and use of the Company (limited to its management) in considering the transactions to which it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks and programs referred to herein or in discussions with the Company's lenders or debt holders, without JA&A's prior approval (which shall not be unreasonably withheld) except as required by law. This agreement will survive the termination of the engagement.

                           FRAMEWORK OF THE ENGAGEMENT

The Company acknowledges that it is hiring JA&A purely to assist and advise the Company in business planning and restructuring and to provide crisis management and interim executive leadership to the Company. JA&A's engagement shall not constitute and audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to


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Safety-Kleen Corp.
March 16, 2000
Page 6


The rules of the AICPA, the SSCS. or other such state and national professional bodies.

                             INDEMNIFICATON OF JA&A

In engagements of this nature where we act as crisis managers, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to actions taken or omitted to be taken by us in bad faith.

                           INDEMNIFICATION OF OFFICERS

In addition to the foregoing indemnification, Jack McGregor shall be deemed to be an officer of the Company and shall, along with other JA&A personnel who serve as officers of the Company, be individually covered by the same indemnification and directors' and officers' liability insurance as is applicable to other officers of the Company.

The Company agrees that it will use its best efforts to specifically include and cover any JA&A appointees under the Company's policy for directors' and officers' insurance. In the event that the Company is unable to include JA&A appointees under the Company's policy or does not have first dollar coverage as outlined in the proceeding paragraph in effect for at least $10 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against Officers and Directors alleging prior acts that may give use to a claim), it is agreed that JA&A will have the right to terminate this agreement.


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Safety-Kleen Corp.
March 16, 2000
Page 7


                            TERMINATION AND SURVIVAL

The agreement may be terminated at any time by written notice by one party to the other, provided, however, that notwithstanding such termination by the Company, JA&A will be entitled to any fees and expenses due under the provisions of the agreement. Such payment obligation shall insure to the benefit of any successor or assignee of JA&A.

In the event that the Company terminates the agreement prior to September 15, 2000 other than for cause (as defined in the next paragraph) it shall pay JA&A a termination fee of $500,000 in addition to reimbursing cash expenses. The termination fee shall be reduced by 50% of any fees previously paid.

Additionally, unless JA&A is terminated by the Company for cause (as defined below) or if JA&A terminates this agreement for any reason, in which case the contingent success fee shall not be paid, JA&A shall remain entitled to the contingent success fee that otherwise would be payable to it for any Plan confirmation that occurs within 12 months following the termination of JA&A's agreement. Cause shall mean a JA&A representative acting on behalf of the Company is convicted of a felony or it is determined in good faith by the Board of Directors of the Company, and after 30 days notice and opportunity to cure either: (i) a JA&A representative willfully engages in misconduct injurious to the Company, (ii) a JA&A representative breaches any of his or its material obligations under this Agreement; or; (iii) a JA&A representative willfully disobeys a lawful direction of the Board of Directors of the Company.

The obligations of the parties under the Indemnification of JA&A, Indemnification of Officers, Confidentiality and Termination and Survival sections of this agreement shall survive the termination of the agreement as well as the other sections of this agreement that expressly provide that they shall survive termination of this agreement.

                                  GOVERNING LAW

This letter agreement is governed by and construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.


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Safety-Kleen Corp.
March 16, 2000
Page 8


If we have any dispute arising between us, including any dispute with respect to this agreement, its interpretation, performance or breach, and are unable to agree on a mutually satisfactory resolution with 30 days, either party may require the matter to be settled by binding arbitration. If such arbitration shall occur, it shall be in the city of Detroit, Michigan. We shall attempt for two weeks to agree on a single arbitrator. If that effort shall fail, each party shall appoint one arbitrator. The two arbitrators so chosen shall attempt for two weeks to select a third. If they are unable to agree, the American Arbitration Association in New York City shall choose the third. The arbitration shall occur, using the rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and non-appealable.

                            CONFLICTS AND DISCLOSURE

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company.

We do wish to make the following disclosures:

o Jay Alix, a principal of JA&A is also the Managing Principal of Questor Partners Fund, L.P. ("QPF") and Questor Partners Fund II, L.P. ("QPF II"), a $300 million fund and an $860 million fund, respectively, each one investing in special situations and underperforming companies;

o All of the principals of JA&A, including Mr. McGregor, own general and/or limited partnership interests in one or more of the following related
     entities:   QPF,  QPF II,  Questor  Side-by-Side Partners,  L.P.,  Questor
     Side-by-Side Partners II,  L.P.,  and Questor Side-by-Side Partners II 3(c)
     (1), L.P.;

o We have in the past, however, represented one or more of the Company's lending banks in certain of their credit matters. Of these, we currently have a number of situations that are active with Bank One in matters unrelated to the Company, none of which is being handled by the staff assigned to this engagement;

o JA&A has in the past and is presently representing a number of entities that are borrowers of certain of the Company's major lending banks. Although a number of those situations are presently active, none is to the best of our knowledge, related in any way to the Company.


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Safety-Kleen Corp.
March 16, 2000
Page 9


While we are not currently aware of any other relationships that connect us to any party in interest, because JA&A is a consulting firm that serves clients on a national basis in numerous cases, both in and out of court, it is possible that JA&A may have rendered services to or have business associations with other entities which had or have relationships with the Company, including creditors of the Company. JA&A has not and will not represent the interests of any of these aforementioned entities in this case, involving the Company.

                                  SEVERABILITY

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

                                ENTIRE AGREEMENT

All of the above contains the entire understanding of the parties relating to the services to be rendered by JA&A and may not be amended or modified in any respect except in writing signed by the parties. JA&A will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

                                     NOTICES

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth in the head of this letter, to the attention of Mr. Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

Should the Company seek protection under Chapter 11 of the Bankruptcy Code, it agrees to affirm this agreement as part of its first day motions.


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Safety-Kleen Corp.
March 16, 2000
Page 10


If these terms meet with your approval, please sign and return the enclosed copy of this proposal and wire transfer the amount to establish the retainer.

We look forward to working with you.

Sincerely yours,

Jay Alix & Associates

/s/ John G. McGregor

John G. McGregor
Principal

Acknowledged and Agreed to:

Safety-Kleen Corp.

By:              /s/ David E. Thomas
                 ----------------------
                                    Chairman of the Executive Committee
                 David E. Thomas, Director

Dated:           3/21/00
                 ----------------------